                                                                    Exhibit 3.6


                    AMENDED AND RESTATED OPERATING AGREEMENT

                       OF FELDMAN EQUITIES OF ARIZONA, LLC

         This Amended and Restated Operating Agreement (this "Agreement") is made and entered into as of this 13th day of August, 2004, by and among Feldman Partners, LLC, an Arizona limited liability company ("Feldman Partners"), as a Member, Feldman Equities Operating Partnership, LP, a Delaware limited partnership (the "Operating Partnership"), as a Member and Manager, and Jeffrey Erhart ("Erhart"), as a Member.

                                    RECITALS

         WHEREAS, the Company was formed on April l, 2002, pursuant to, and in accordance with, the Act by an authorized person, by the filing of the Articles of Organization with the Arizona Corporation Commission, and the Members hereby adopt and ratify the Articles of Organization and all acts taken by the authorized persons in connection therewith;

         WHEREAS, pursuant to (i) that certain Contribution Agreement dated as of the date hereof among James Bourg, the Operating Partnership and the Company, James Bourg assigned to the Operating Partnership all of his right, title and interest in the Company, including without limitation all of his membership interests and his fifteen Percentage Interest; and (ii) that certain Contribution Agreement dated as of the date hereof among Scott Jensen, the Operating Partnership and the Company, Scott Jensen assigned to the Operating Partnership all of his right, title and interest in the Company, including without limitation all of his membership interests and his fifteen Percentage Interest;

         WHEREAS, the Company desires to admit Erhart as an Additional Member of the Company through the creation of a new class of interests ("Class B Interest");

         WHEREAS, on the date hereof, Erhart has made a $100,000.00 Capital Contribution to the Company in exchange for a Class B Interest and a Capital Account equal to such contribution;

         WHEREAS, Lawrence Feldman and Edward Feldman, intend to withdraw from the Company as Managers;

         WHEREAS, it is the intention of this Agreement that the Operating Partnership will act as the sole manager of the Company going forward;

         WHEREAS, the parties now desire to amend and restate the Company's Operating Agreement dated April 1, 2002 (the "Original Agreement"), as amended by that certain Amendment to Operating Agreement of Feldman Equities of Arizona, L.L.C. dated as of August 13, 2004 in its entirety as herein set forth.

                                   Witnesseth:

         For and in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the adequacy, receipt, and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

                                    ARTICLE I

                           FORMATION, NAME, PURPOSES,
                           --------------------------
                                  DEFINITIONS
                                  -----------

         1.1. Formation. Pursuant to the Arizona Limited Liability Company Act (the "Act"), the parties have filed Articles of Organization of the Company with the Arizona Corporation Commission. The parties shall immediately, and from time to time hereafter, as may be required by law, execute all amendments of the Articles of Organization, and do all filing, recording and other acts as may be appropriate to comply with the operation of the Company under the Act.

         1.2. Continuation of Company. The Members hereby continue the Company as a limited liability company pursuant to the Act and upon the terms and conditions set forth herein.

         1.3. Intent. It is the intent of the Members that the Company shall always be operated in a manner consistent with its treatment as a "partnership" for federal and state income tax purposes. It also is the intent of the Members that the Company not be operated or treated as a "partnership" for purposes of
Section 303 of the federal Bankruptcy Code. No Member shall take any action inconsistent with the express intent of the parties hereto.

         1.4. Name. The name of the Company shall be Feldman Equities of Arizona, LLC.

         1.5. Place of Business. The registered office and principal place of business of the Company shall be 3225 North Central Avenue, Suite 1205, Phoenix, Arizona 85012, or such other place as the Manager shall determine in its sole discretion.

         1.6. Purpose. The Company has been formed to engage in the acquisition, sale, development, operation, leasing and management of real property and may engage in any activities that are directly related to the accomplishment of such purpose. It is the intention of the Members and Manager that, in the event the Company acquires any real property, such acquisition shall be done in the name of a newly formed limited liability company having the Company as a member and/or manager (and having third parties as members and/or managers).

         1.7. Term. The Company shall commence upon the filing of its Articles of Organization and shall continue until such time as it shall be terminated under the provisions of Article IX hereof.

         1.8. Members. The name and address of each of the Members of the Company are Feldman Partners, LLC, 3225 North Central Avenue, Suite 1205, Phoenix, Arizona 85012; the Operating Partnership, see address above; and Jeffrey Erhart, 649 North Third Avenue, Phoenix, Arizona 85003.

         1.9. Agent for Service of Process. The name and business address of the agent for service of process for the Company is Jeffrey Erhart, 649 North Third Avenue, Phoenix, Arizona 85003 or such other person as the Manager shall appoint from time to time.

         1.10. Definitions. Whenever used in this agreement, the following terms shall have the following meanings:

                  (a) "Act" shall mean the Arizona Limited Liability Company
Act.

                  (b) "Additional Capital Contributions" shall mean the contributions made pursuant to Section 2.2 of this Agreement.

                  (c) "Additional Member" shall mean any person who is admitted to the Company as an Additional Member pursuant to Section 8.1 of this Agreement.

                  (d) "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Articles VI and IX hereto.

                  (e) "Affiliate" means, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent or more of the outstanding voting securities of such other Person; (ii) any Person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

                  (f) "Agreement" shall mean this written Amended and Restated Operating agreement. No other document or oral agreement among the Members shall be treated as part of or superseding this Agreement unless it is reduced to writing and has been signed by all of the Members.

                  (g) "Capital Account" shall mean the account established and maintained for each Member in accordance with this Agreement and applicable Treasury Regulations.

                  (h) "Capital Contribution" shall mean any contribution to the capital of the Company in cash, property or services by a Member or a predecessor of such Member whenever made.

                  (i) "Carrying Value" means (i) with respect to Contributed Property or Adjusted Property, the 704(c) Value of such property reduced (but not below zero) by all Depreciation with respect to such Contributed Property or Adjusted Property, as the case may be, charged to the Members' Capital Accounts and (ii) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Article VI for dispositions and acquisitions of Company properties, as deemed appropriate by the Manager.

                  (j) "Class B Interest" shall mean the profit interest issued pursuant to Section 8.2.

                  (k) "Class B Interest Amount" shall means $2,400,000.

                  (l) "Class B Interest Holder" shall mean Jeffrey Erhart as the sole holder of the Class B Interest.

                  (m) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  (n) "Company" shall refer to Feldman Equities of Arizona, LLC.

                  (o) "Company Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(2), and the amount of Company Minimum Gain, as well as any net increase or decrease in Company Minimum Gain, for a Fiscal Year shall be determined in accordance with Treasury Regulation Section 1.704-2(d).

                  (p) "Contributed Property" means each property or other asset contributed to the Company, in such form as may be permitted by the Act, but excluding cash contributed or deemed contributed to the Company. Once the Carrying Value of a Contributed Property is adjusted pursuant to Article VI hereto, such property shall no longer constitute a Contributed Property for purposes of Article VI hereto, but shall be deemed an Adjusted Property for such purposes.

                  (q) "Depreciation" means, for each fiscal year, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Manager.

                  (r) "Distributable Cash" means all cash, revenues and funds received from Company operations, less the sum of the following to the extent paid or set aside by the Manager:

                           (i) all principal and interest payments on
                  indebtedness of the Company and all other sums paid to lenders;

                           (ii) all cash expenditures incurred incident to the
                  normal operation of the Company's business; and

                           (iii) such cash Reserves as the Manager deems
                  reasonably necessary to the proper operation of the Company's business.

                  (s) "Fiscal Year" means the Company's fiscal year, which shall be the calendar year.

                  (t) "Initial Capital Contribution" shall mean the initial contributions to the capital of the Company made pursuant to Section 2.1 of this Agreement.

                  (u) "Interest" shall mean the proportion that a Member's positive Capital Account (if any) bears to the aggregate positive Capital Accounts of all Members whose Capital Accounts have positive balances.

                  (v) "Losses" shall mean, for each fiscal Year, the losses and deductions of the Company determined in accordance with accounting principles consistently applied from year to year under such method of accounting as the Manager may determine to be appropriate and as reported, separately or in the aggregate, as appropriate, on the Company's information tax return filed for federal income tax purposes, plus any expenditures described in Section 705(a)(2)(B) of the Code.

                  (w) "Majority-In Interest" shall mean Members owning a simple majority of the Percentage Interests.

                  (x) "Manager" shall mean the Operating Partnership or any other person that becomes a manager pursuant to this Agreement.

                  (y) "Member" shall mean each of the parties who executes a counterpart of this Agreement as a Member and each of the parties who may hereafter become Additional Members. To the extent a Manager has an Interest in the Company, he will have all the rights of a Member with respect to such Interests, and the term "Member" as used herein shall include a Manager to the extent he has purchased such Interests in the Company.

                  (z) "Member Interest" shall mean an Interest in the Company and includes any and all benefits to which the holder of such an Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

                  (aa) "Member Minimum Gain" means an amount, with respect to each Member nonrecourse debt, equal to the Company Minimum Gain that would result if such Member nonrecourse debt were treated as a nonrecourse liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

                  (bb) "Non-Managing Member" means a member who is not admitted as a Manager and is, therefore, not subject to Article III of this Agreement.

                  (cc) "Percentage Interest" shall be the percentage interests set forth in Appendix A hereof.

                  (dd) "Person" shall mean any individual and any legal entity, and their respective heirs, executors, administrators, legal representatives, successors, and assigns.

                  (ee) "Profits" shall mean, for each Fiscal Year, the income and gains of the Company determined in accordance with accounting principles consistently applied from year to year under such method of accounting as the Manager may determine to be appropriate and as reported, separately or in the aggregate, as appropriate, on the Company's information tax return filed for federal income tax purposes, plus any income described in Section 705(a)(1)(B) of the Code.

                  (ff) "Reserves" means, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient by the Manager for working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company's business.

                  (gg) "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership or joint venture, or other entity of which a majority of (1) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

                  (hh) "Treasury Regulations" shall mean the Regulations issued by the Treasury under the Code.

                  (ii) "Withdrawal Event" shall mean those events and circumstances listed in Act Section 29-733.

                  (jj) "704(c) Value" of any Contributed Property means the fair market value of such property at the time of contribution as determined using such reasonable method of valuation as the Company may adopt.

                                   ARTICLE II

                          CAPITALIZATION OF THE COMPANY
                          -----------------------------

         2.1. Capital Contributions. The parties acknowledge that (1) Feldman Partners has previously made capital contributions to the Company from time to time, as reflected on the books and records of the Company and (ii) contemporaneously herewith, Erhart has made a capital contribution to the Company in the amount of $100,000.00. No Member shall have any obligation to make additional Capital Contributions.

        2.2. Capital Accounts.

                  (a) Debits and Credits. A separate Capital Account has been and shall continue to be maintained for each Member in accordance with the applicable provisions of the Treasury Regulations:

                           (i) Each Member's Capital Account shall be credited
                  with such Member's Capital Contributions, such Member's share of Profits allocated to such Member in accordance with the provisions of this Agreement, any items in the nature of income or gain that are specially allocated pursuant to
                  Section 4.3 hereof, and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company property distributed to such Member.

                           (ii) Each Member's Capital Account shall be debited
                  by the amount of cash distributed to such Member in accordance with this Agreement, the gross asset value of any other Company property distributed to such Member pursuant to any provision of this agreement, such Member's share of Losses allocated to such Member in accordance with this Agreement, any items in the nature of expenses or losses that are specially allocated pursuant to this Agreement or required provisions of the Internal Revenue Code, and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company.

                           (iii) The Company acknowledges that FP has made Loans
                  to the Company and that, as of March 31, 2004, the aggregate amount outstanding under such Loans (together with accrued interest) equals $5,498,000.

                           (iv) In the event any interest in the Company is
                  transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

                  (b) Interpretation and Changes. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the Code and applicable Treasury Regulations and shall be interpreted and applied in a manner consistent therewith. In the event the Manager shall determine, after consultation with Company counsel, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto are allocated or computed, in order to comply with such applicable federal law, the Manager shall make such modification without the consent of any other Member, provided the Manager determines in good faith that such modification is not likely to have a material adverse effect on the amounts properly distributable to any Member upon the termination of the Company and that such modification will not increase the liability of any Member to third parties.

        2.3. Issuance of Class B Interest.

                  (a) As of the date hereof, the Class B Interest has been issued to Erhart in exchange for a capital contribution in the amount of $100,000.00 plus services performed or to be performed for the Company and its Affiliates, and Erhart has been admitted as a Non-Managing Member under the terms and conditions set forth herein.

                  (b) In connection with the issuance of the Class B Interest, the Capital Accounts of the Members have been adjusted to reflect the fair market value of the Company's assets on the date hereof, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv).

                  (c) The Class B Interest shall be entitled to certain distributions and preferential allocations as provided in Articles VI and IX.

                  (d) The Class B Interest will be subject to the transfer restrictions set forth in Article VII.

                                   ARTICLE III

                          RIGHTS AND DUTIES OF MANAGER
                          ----------------------------

         3.1. Management. The business and affairs of the Company shall be managed exclusively by its designated Manager. Subject to any limitations on the authority of the Operating Partnership under Section 3.3, the Manager shall direct, manage and control the business of the Company to the best of its ability and shall have full and complete authority, power and discretion to make any and all decisions and to do any and all things which the Manager shall deem to be reasonably required to accomplish the business and objectives of the Company. No Members other than the Manager shall have the authority to act for or bind the Company.

         3.2. Number, Tenure and Qualifications. The Operating Partnership shall be the Manager of the Company. The number and identity of the Manager of the Company shall be fixed from time to time by the affirmative vote of a Majority-In-Interest of the Members, but in no instance shall there be less than one Manager. The Manager shall hold office until death, resignation, removal or replacement. The Manager need not be a resident of the State of Arizona or a Member of the Company.

         3.3. Certain Powers of Manager. Without limiting the generality of
Section 3.1, the Manager shall have power and authority, on behalf of the
Company:

                  (a) To acquire property from any person as the Manager may determine. The fact that a Member is directly or indirectly affiliated or connected with any such Person shall not prohibit the Manager from dealing with that Person;

                  (b) To borrow money for the Company from banks, other lending institutions, the Members, or affiliates of the Members on such terms as they deem appropriate, and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums. No debt or other obligation shall be contracted or liability incurred by or on behalf of the Company except by the Manager;

                  (c) To purchase liability and other insurance to protect the Company's property and business;

                  (d) To hold and own any Company real and/or personal properties in the name of the Company;

                  (e) To invest any Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments;

                  (f) To sell or otherwise dispose of all or substantially all of the assets of the Company as part of a single transaction or plan so long as such disposition is not in violation of or a cause of a default under any other agreement to which the Company may be bound;

                  (g) To execute on behalf of the Company all instruments and documents, including, without limitation, checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company's property; assignments; bill of sale; leases; partnership agreements; and any other instruments or documents necessary, in the opinion of the Manager, to the business of the Company;

                  (h) To employ accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from Company funds;

                  (i) To make an assignment for the benefit of creditors of the Company, file a voluntary petition in bankruptcy or appoint a receiver for the Company;

                  (j) To enter into any and all other agreements on behalf of the Company, with any other person or entity for any purpose, in such forms as the Manager may approve; and

                  (k) To do and perform all other acts as may be necessary or appropriate to the conduct of the Company's business.

Unless authorized to do so by this Agreement or by a Manager, no Member, agent, or employee of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable for any purpose. However, a Manager may act through a duly authorized attorney-in-fact. The Operating Partnership shall act as the "tax matters partner" for the Company; any replacement as the "tax matters partner" shall be determined by a Majority-In-Interest of the Members.

         3.4. Manager has no exclusive Duty to Company. The Manager shall not be required to manage the Company as its sole and exclusive function and the Manager may have other business interests and may engage in other activities in addition to those relating to the Company. No person shall have the right, by virtue of this Agreement, to share or participate in such other investments or activities of the Manager or to the income or proceeds derived therefrom.

         3.5. Bank Accounts. The Manager may from time to time open bank accounts in the name of the Company and may specify the signatories thereon.

         3.6. Indemnity of the Manager. The Manager shall be indemnified by the Company to the fullest extent permitted by Arizona law.

         3.7. Resignation. Any Manager of the Company may resign as a Manager of the Company at any time by giving written notice to the Members of the Company. The resignation of a Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Such resignation shall not affect such Manager's rights and liabilities as a member.

         3.8. Removal. A Manager may be removed at any time, with or without cause, by the affirmative vote of a Majority-In-Interest of the Members.

         3.9. Vacancies. Any vacancy occurring for any reason in the office of the Manager of the Company may be filled by the affirmative vote of a Majority-In-Interest of Members.

         3.10. Salaries. The salaries and other compensation of the Manager of the Company shall be fixed from time to time by a Majority-In-Interest of the Members and the Manager shall not be prevented from receiving such salary by reason of the fact that it is also a Member of the Company.

                                   ARTICLE IV

                        RIGHTS AND OBLIGATIONS OF MEMBERS
                        ---------------------------------

         4.1. Limitation of Liability. Each Member's liability for the debts and obligations of the Company shall be limited as set forth in Arizona law and other applicable law.

         4.2. List of Members. Upon written request of any Member, the Manager shall provide a list showing the names, last known addresses and interests of all Members in the Company.

         4.3. Company Books. The Manager shall maintain and preserve at the Company's registered office, during the term of the Company, and for five (5) years thereafter, all accounts, books and other relevant Company documents, including, without limitation, a copy of the Articles of Organization initially filed with the Arizona Corporation Commission, copies of this Agreement, together with any supplements, modifications or amendments hereto, any prior operating agreements no longer in effect, written agreements by a Member to make a Capital Contribution to the Company, copies of the Company's federal, state and local income tax returns and reports and copies of all financial statements. Upon reasonable request, each Member shall have the right, during ordinary business hours, to inspect and copy such Company documents at the Member's expense.

                                    ARTICLE V

                               MEETINGS OF MEMBERS
                               -------------------

         5.1. Annual Meeting. An annual meeting of the Members shall be held on the first Friday of the month of February or at such other time as shall be determined by a Majority-In-Interest of the Members for the purpose of the transaction of such business as may come before the meeting.

         5.2. Special Meetings. Special meetings of the members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Manager or by a Majority-In-Interest of the Members.

         5.3. Place of Meetings. The Manager may designate any place, either within or outside the State of Arizona, as the place of meeting for any meeting of the Members. If no designation is made, or if a special meeting is otherwise called, the place of meeting shall be held at the registered office of the Company.

         5.4. Notice of Meetings. Except as provided in Section 5.5, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than three nor more than fifty days before the date of the meeting, either personally or by mail, by or at the direction of the Manager or person calling the meeting, to each Member entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered two calendar days after being deposited in the United States mail, addressed to the Member at his or her address as it appears on the books of the Company, with postage thereon prepaid. If transmitted by way of facsimile, such facsimile transmission to the fax number, if any, for the respective member which has been supplied by such Member to the Manager and identified as such Member's facsimile number.

         5.5. Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any distribution, or in order to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, such determination shall apply to any adjournment thereof.

         5.6. Quorum. A Majority-In-Interest of the Members, represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any such meeting, a majority of the Interests so represented may adjourn the meeting from time to time for a period not to exceed 60 days without further notice. However, if the adjournment is for more than 60 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at a meeting.

         5.7. Manner of Acting. If a quorum is present, the affirmative vote of a Majority-In-Interest of the Members shall be the act of the Members, unless the vote of a greater of lesser proportion or number is otherwise required by the Act, by the Articles of Organization, or by this Operating Agreement.

         5.8. Proxies. At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Manager of the Company before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

         5.9. Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by on or more written consents describing the action taken, signed by each member entitled to vote and delivered to the Manager of the Company for inclusion in the minutes or for filing with the Company records. Action taken under this Section is effective when a Majority-in-Interest of the Members entitled to vote have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

         5.10. Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at or after the time stated therein, shall be equivalent to the filing of such notice.

                                   ARTICLE VI

                         PROFITS, LOSSES; DISTRIBUTIONS
                         ------------------------------

         6.1. Percentage Interests. The Percentage Interests of the Members shall as set for on Appendix A.

         6.2. Profits and Losses. Subject to Section 6.5, each Member shall share in the Profits of the Company for income tax purposes (after reversing prior allocations of Losses) so as to reflect the distributions made to the Members (other than distributions representing a return of capital pursuant to Section 6.4(b)). Losses shall be allocated to the Members in proportion to (i) previous allocations of Profits until Losses equal to such Profits have been allocated, (ii) then the capital account balances of the Members until the capital accounts of the Members have been reduced to zero and (c) thereafter the Members' respective Percentage Interests.

         6.3. Distributions Not Arising from Sale or Refinancing. Distributions of cash flow not arising from sale or refinancing of any asset of the Company (or of any asset of any entity in which the Company is a member or holds a direct or indirect interest) shall be distributed among the Members as follows:

                  (a) Distributions shall first be allocated to the Members in proportion to the Capital Contributions made by the Members until such time as the total Distributions allocated hereunder and under Section 6.4(a) shall provide an annual eighteen percent compounded rate of return on such Capital Contributions.

                  (b) Distributions shall thereafter be made to the Members (other than the Class B Interest Holder) in proportion to their respective Percentage Interests.

         For purposes of this Section and Section 6.4, an annual compounded rate of return on Capital Contributions shall be calculated by applying the applicable percentage rate to all undistributed Capital Contribution on a daily basis and compounding such calculation by adding all unpaid interest to the unpaid Capital Contributions on each annual anniversary of the initial Capital Contribution for purposes of determining the rate of return. Capital Contributions shall be deemed distributed back to Members only as a result of distributions under Section 6.4(b).

         Notwithstanding the foregoing, following a determination by a Majority-in-Interest of the Members to liquidate the Company (e.g. by the filing of a Notice of Winding Up in accordance with Arizona law), any Distributions shall be made to the Members in accordance with Section 9.3.

         6.4. Distributions Arising from Sale or Refinancing. Distributions of cash flow arising from sale or refinancing of any asset of the Company (or of any asset of any entity in which the Company is a member or holds a direct or indirect interest) shall be distributed among the Members as follows:

                  (a) Distributions shall first be allocated to the Members in proportion to the Capital Contributions made by the Members until such time as the total Distributions allocated hereunder and under Section 6.3(a) shall provide an annual eighteen percent compounded rate of return on such Capital Contributions.

                  (b) Distributions shall then be made in proportion to and in amounts sufficient to repay all previously un-reimbursed Capital Contributions made by Members.

                  (c) Distributions shall then be made to each Member to the extent of and in proportion to the amount necessary to cause such Member to receive a distribution equal to its share of the Initial Book-up Amount (reduced by any portion of such Initial Book-up Amount allocated to such Member in respect of its eighteen percent compounded rate of return to be distributed pursuant to Section 6.4(a)).

                  (d) Distributions shall then be allocated 25% percent to the Members of the Company (other than the Class B Interest Holder) and 75% to the Class B Interest Holder until the Class B Interest Holder has received aggregate in an amount equal to the Class B Interest Amount.

                  (e) Distributions shall thereafter be made to the Members (other than the Class B Interest Holder) in proportion to their respective Percentage Interests.

         Except as otherwise provided in this Agreement, all distributions shall be made at such times and in such amounts as is determined by the Manager. All amounts withheld pursuant to the Code or any provisions of state or local tax law with respect to any payment or distribution to the Members from the Company shall be treated as amounts distributed to the relevant Member or Members pursuant to this Section.

         At the end of each calendar month and upon the occurrence of each sale or refinance, an allocation of any cash flow then available for Distributions shall be determined.

        6.5. Special Allocations.

                  (a) Qualified Income Offset. In the event any Member, in such capacity, unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4) (regarding depletion deductions), 1.704-1(b)(2)(ii)(d)(5) (regarding certain mandatory allocations under Treasury Regulations regarding family partnerships, the so-called varying interest rules, or certain in-kind distributions), or 1.704-1(b)(2)(ii)(d)(6) (regarding certain distributions, to the extent they exceed certain expected offsetting increases in a Member's Capital Account), items of Company income and gain shall be specially allocated to such Members in an amount and a manner sufficient to eliminate, as quickly as possible, the deficit balances in the Member's Capital Account created by such adjustments, allocations or distributions. Any special allocations of items of income or gain pursuant to this subsection (a) shall be taken into account in computing subsequent allocations of Profits pursuant to this Article, so that the net amount of any items so allocated and the Profits, Losses or other items allocated to each Member pursuant to this Article shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to this Article as if such unexpected adjustments, allocations or distributions had not occurred.

                  (b) Section 704(c) Allocation. In accordance with Section 704(c) of the Code and the applicable Treasury Regulations issued thereunder, income gain, loss, and deduction with respect to any property contributed to the Capital of the Company, shall, solely for tax purposes, be allocated among the Members so as to take account of any variation in the Carrying Value for federal income tax purposes. In the event the Carrying Value of any Company property is adjusted pursuant to this Agreement, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take into account any variation between the adjusted basis of such asset for federal income tax purposes and its Carrying Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose of this Agreement. Allocations made pursuant to this subsection (b) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

                  (c) Other Allocations. The Manager shall make such other special allocations as are required in order to comply with any mandatory provision of the applicable Treasury Regulations or to reflect a Member's economic interest in the Company determined with reference to such Member's right to receive distributions from the Company and such Member's obligation to pay its expenses and liabilities.

                  (d) Acknowledgment. The Members are aware of the income tax consequences of the allocations made by this Article and other provisions of this Agreement and hereby agree to be bound by all such provisions in reporting their share of Company income and loss for income tax purposes.

         6.6. Limitation Upon Distributions. No distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company, except liabilities to Members on account of their contributions.

         6.7. Accounting Method. The books and records of account of the Company shall be maintained in accordance with such method of accounting as the Manager may determine to be appropriate.

         6.8. Interest On and Return of Capital Contributions. No Member shall be entitled to interest on the Member's Capital Contribution or to the return of the Member's Capital Contribution, except as otherwise specifically provided for herein

         6.9. Loans to Company. Nothing in this Operating Agreement shall prevent any Member from making secured or unsecured loans to the Company by agreement with the Company (each, a "Loan"). The Manager shall determine if any advances to the Company are Capital Contributions or are characterized as a Loan. If the determination is that an advance is a Loan, then, such Loan shall bear Interest at the rate of 15% per annum, and, such Loan, together with any unpaid and accrued Interest, shall be repaid before any other Distribution to any Member.

         6.10. Accounting Period. The Company's accounting period shall be the calendar year.

         6.11. Records, Audits and Reports. At the expense of the Company, the Manager shall maintain records and accounts of all operations and expenditures of the Company. At a minimum the Company shall keep at its principal place of business the following records:

                  (a) A current list of the full name and last known business, residence, or mailing address of each Member and Manager, both past and present;

                  (b) A copy of the Article of Organization of the Company and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

                  (c) Copies of the Company's federal, state, and local income tax returns and reports, if any, for the three most recent years;

                  (d) Copies of the Company's currently effective written Operating Agreement and all amendments thereto, copies of any prior written operating agreement no longer in effect, copies of any writing permitted or required with respect to a Member's obligation to contribute cash, property or services, and copies of any financial statements of the Company for the three most recent years;

                  (e) Minutes of every annual, special, and court-ordered meeting;

                  (f) Any written consents obtained from Members for actions taken by Members without a meeting; and

                  (g) A copy of the articles of organization and all amendments.

         6.12. Returns and Other Elections. The Manager shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within a reasonable time after the end of the Company's fiscal year. All elections permitted to be made by the Company under federal or state laws shall be made by the Manager in his/her sole discretion.

                                   ARTICLE VII

                         RESTRICTIONS ON TRANSFERABILITY
                         -------------------------------

         No Member shall have any right to retire or withdraw voluntarily from the Company or to sell, transfer or assign an Interest or to voluntarily commit an act that constitutes a Withdrawal Event. Any voluntary act of a Member that constitutes a withdrawal from the Company shall constitute a material breach of this Agreement and the Company shall be entitled to collect damages for such breach. Such damages shall offset any cash or other property otherwise distributable to such Member by the Company. The admission of a transferee of an Interest as a Member shall not effect the dissolution of the Company.

                                  ARTICLE VIII

                     ADDITIONAL MEMBERS AND MEMBER INTERESTS
                     ---------------------------------------

         8.1. After the formation of the Company, any Person acceptable to a Majority-In-Interest of the Members may become a Member of the Company for such consideration, as the Members by their unanimous vote shall determine. No assignee of an interest of a Member shall become a Member of the Company without the written consent of a Majority-In-Interest of the Members. No new Members shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. The Manager may, at the time an additional Member is admitted, close the Company books (as though the Company's tax year had ended) or make pro rata allocations of loss, income and expense deductions to an additional Member for that portion of the Company's tax year in which an additional Member was admitted in accordance with the provisions of Section 706(d) of the Code and the Treasury Regulations promulgated thereunder.

                  8.2. The Majority-In-Interest of the Members are hereby authorized to cause the Company from time to time to issue to Members or other Persons other Member Interests in one or more classes, or in one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, all as shall be determined, subject to applicable Arizona law, by the Majority-In-Interest of the Members in their sole and absolute discretion, including without limitation,
(i) the allocations of items of Company income, gain, loss, deduction and credit to each such class or series of Member Interests, (ii) the right of each such class or series of Member Interests to share in Company distributions and (iii) the rights of each such class or series of Member Interests upon dissolution and liquidation of the Company. In the event that the Company issues Member Interests pursuant to this Section 8.2, the "tax matters partner" shall make such revisions to this Agreement as it deems necessary to reflect the issuance of such Additional Member Interests.

                                   ARTICLE IX

                           DISSOLUTION AND TERMINATION
                           ---------------------------

        9.1. Dissolution.


                  (a) The Company shall be dissolved upon the occurrence of any of the following events:

                           (i) upon such date as is specified in the Company's
                  articles of organization, if any;

                           (ii) by the written agreement of a Majority-in-
                  Interest of the Members;

                           (iii) upon the entry of a decree of dissolution under
                  A.R.S. Section 29-785;

                           (iv) upon any other Withdrawal Event, unless the
                  business of the Company is continued by the specific consent of a Majority-In-Interest of the remaining Members given within 90 days after such event. Each of the Members hereby agrees that within the 60 days after the occurrence of a Withdrawal Event, that they will consent, in writing, to continue the business of the Company.

                  (b) As soon as possible following the occurrence of any Withdrawal Event, if the Company is not continued, a representative of the Company shall execute and file a Notice of Winding Up with the Corporation Commission.

         9.2. Effect of Filing of Dissolving Statement. Upon the dissolution of the Company, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until Articles of Termination have been filed with the Arizona Corporation Commission or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

         9.3 Winding Up, Liquidation and Distribution of Assets.

                  (a) Upon dissolution, an accounting shall be made by the Company's independent accountants of the accounts of the company and of the Company's assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Manager shall immediately proceed to wind up the affairs of the Company.

                  (b) If the Company is dissolved and its affairs are to be wound up, the Manager shall (1) sell or otherwise liquidate all of the Company's assets as promptly as practicable (except to the extent the Manager may determine to distribute any assets to the Members in kind), (2) allocate any profit or loss resulting from such sales to the Members' Capital Accounts in accordance with this Agreement, (3) discharge all liabilities of the Members (other than liabilities to Members), including all costs relating to the dissolution, winding up, and liquidation and distribution of assets, (4) establish such reserves as may be reasonably necessary to provide for contingent liabilities of the Company (for purposes of determining the Capital Accounts of the Members, the amounts of such reserves shall be deemed to be an expense of the Company), (5) discharge any liabilities of the Company to the Members other than on account of their interests in company capital or profits, and (6) distribute the remaining assets in the following order:

                           (i) If any assets of the Company are to be
                  distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by independent appraisal or by agreement of the Members. Such assets shall be deemed to have been sold as of the date of dissolution for their fair market value.

                           (ii) Upon a liquidation or winding up of the Company,
                  all assets shall be distributed in accordance with the provisions of Sections 6.4 hereof, either in cash or in kind, in the proportions determined by the Manager (which may result in a Partner receiving a non pro rata share of certain assets), with any assets in kind being valued for this purpose at their fair market value. Any such distributions to the Members in respect of their Capital Accounts shall be made in accordance with the time requirements set forth in Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2) of the Treasury Regulations.

                  (c) Notwithstanding anything to the contrary in this Agreement, upon liquidation within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2) of the Treasury Regulations, if any Member has a negative deficit Capital Account balance (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company, and the negative balance of the such Member's Capital Account shall not be considered a debt owed by such Member to the Company or to any other person for any purpose whatsoever.

                  (d) Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

                  (e) The Manager shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

         9.4. Articles of Termination. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, Articles of Termination shall be executed and filed with the Arizona Corporation Commission.

         9.5. Return of Contribution Non-recourse to Other Members. Except as provided by law, upon dissolution, each Member shall look solely to the assets of the Company for the return of his or her Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash or other property contribution of one or more Members, such Member or Members shall have no recourse against any other Member.

                                    ARTICLE X

                                 PURCHASE RIGHT
                                 --------------

         Within ninety days following the removal, resignation or other termination of the Operating Partnership as a Manager, Feldman Partners shall have the right, but not the obligation, to purchase the membership interest of such Manager for a purchase price equal to the amount that such Manager would be distributed if the assets of the Company and the assets of any limited liability company in which the Company is a member were sold for fair market value (and with reasonable deductions for estimated costs of sale, including without limitation brokers commissions, escrow fees, title insurance premiums, and attorneys fees) and the Company and all limited liability companies in which the Company is a member were dissolved. Fair market value and reasonable deductions hereunder shall be determined by an independent appraiser selected by the Manager.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS
                            ------------------------

         11.1. Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member's and/or Company's address, as appropriate, which is set forth in this Operating Agreement. Except as otherwise provided herein, any such notice shall be deemed to be given three business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

         11.2. Books of Account and Records. Proper and complete records and books of account shall be kept or shall be caused to be kept by the Manager in which shall be entered fully and accurately all transactions and other matters relating to the Company's business in such detail and completeness as is customary and usual for businesses of the type engaged in by the Company. The books and records shall at all times be maintained at the principal executive office of the Company and shall be open to the reasonable inspection and examination of the Members of their reasonable inspection and examination of the Members of their duly authorized representatives during reasonable business hours.

         11.3. Application of Arizona Law. This Operating Agreement and its application and interpretation shall be governed exclusively by its terms and by the laws of the State of Arizona.

         11.4. Waiver of Action for Partition. Each Member irrevocably waives during the term of the Company any right that she may have to maintain any action for partition with respect to the property of the Company.

         11.5. Amendments. This Agreement may not be amended except by the unanimous written agreement of all of the Members.

         11.6. Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

         11.7. Construction. Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa; and the word "person" or "party" shall include a corporation, firm, partnership, proprietorship or other form of association.

         11.8. Headings. The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

         11.9. Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

         11.10. Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

         11.11. Severability. If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

         11.12. Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

         11.13. Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

                           [intentionally left blank]

         11.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constituted one and the same instrument.

IN WITNESS WHEREOF, the Members have placed their signatures.


FELDMAN PARTNERS, LLC, as Member

By: /s/ Larry Feldman
---------------------------------------
Name:  Larry Feldman
Title: Managing Member



FELDMAN EQUITIES OPERATING PARTNERSHIP, LP, as member and manager

By: Feldman Holdings Business Trust I, as general partner

By: /s/ Larry Feldman
---------------------------------------
Name:
Title: Trustee


---------------------------------------
Jeffrey Erhart, as Member

         11.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constituted one and the same instrument.

IN WITNESS WHEREOF, the Members have placed their signatures.


FELDMAN PARTNERS, LLC, as Member

By:
    -------------------------------------
Name:  Larry Feldman
Title: Managing Member

FELDMAN EQUITIES OPERATING PARTNERSHIP, LP, as member and manager

By:  Feldman Holdings Business Trust I, as general partner

By:
    --------------------------------------
Name:
Title: Trustee



/s/ Jeffrey Erhart
-------------------------------------------
Jeffrey Erhart, as Member

                                   APPENDIX A
                              PERCENTAGE INTERESTS


Feldman Equity Partners, LLC     70%

Operating Partnership            30%








                                       2